Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contacts: Dan Spiegelman SVP & Chief Financial Officer (650) 384-8509	Media Contacts: John Bluth Senior Director, Corporate Communications (650) 384-8850

Christopher Chai Treasurer & Executive Director, Investor Relations (650) 384-8560	Emily Wilson Fleishman Hillard (212) 453-2459

CV THERAPEUTICS AND FDA AGREE TO SPECIAL PROTOCOL

ASSESSMENT FOR OUTCOMES STUDY TO SUPPORT POTENTIAL USE OF

RANEXA™ AS FIRST-LINE THERAPY FOR CHRONIC ANGINA

-Study to be conducted by world-renowned TIMI Study Group-

PALO ALTO, Calif., July 29, 2004 – CV Therapeutics, Inc. (Nasdaq: CVTX) announced today that the company and the U.S. Food and Drug Administration (FDA) have reached written agreement on a protocol for a clinical trial of Ranexa™ (ranolazine) which could support potential approval of Ranexa as first-line therapy for patients suffering from chronic angina. This study also could result in approval for treatment of acute coronary syndromes (ACS) and for long-term prevention of ACS. The agreement was reached under the FDA’s special protocol assessment (SPA) process.

“This SPA agreement defines a path to potential broad approval of Ranexa in the chronic angina population. In addition to the potential to achieve a first-line angina label, if Ranexa reduces specified cardiovascular events more than placebo in this study, we could expand the label even further into two other important markets, the hospital and outpatient markets for ACS patients,” said Louis G. Lange, M.D., Ph.D., chairman and chief executive officer of CV Therapeutics.

The MERLIN (Metabolic Efficiency with Ranolazine for Less Ischemia in Non-ST Elevation Acute Coronary Syndromes) study will be conducted by the Harvard-based Thrombolyisis In Myocardial Infarction (TIMI) Study Group, under the direction of Eugene Braunwald, M.D. and David Morrow, M.D.

MERLIN will be a multi-national, double-blind, randomized, placebo-controlled, parallel-group clinical trial designed to evaluate the efficacy and safety of Ranexa during acute and long-term treatment in approximately 5,500 patients with non-ST elevation acute coronary syndromes treated with standard therapy. The primary efficacy endpoint in MERLIN is time to first occurrence of any element of the composite of cardiovascular death, myocardial infarction or recurrent ischemia in patients with non-ST elevation ACS receiving standard therapy. The study also will evaluate the safety of long-term treatment with Ranexa compared to placebo.

Under the SPA agreement, if statistical significance on the primary endpoint is achieved, Ranexa could gain approval for hospital-based treatment of ACS and for long-term prevention of ACS in patients that present at the hospital with ACS and are treated and discharged.

Importantly, under the same SPA agreement, if treatment with Ranexa is not associated with an adverse trend in death or arrhythmia compared to placebo, the large safety database could support potential approval of Ranexa as first-line chronic angina therapy, even if statistical significance on the primary endpoint is not achieved.

The study’s duration will be event driven. It is expected to continue until a pre-specified number of cases of cardiovascular death, myocardial infarction or severe recurrent ischemia have been observed, and a pre-determined number of deaths from any cause have occurred. We expect enrollment of MERLIN could begin in the fourth quarter of 2004 and, based on historical clinical trial information from the TIMI Study Group, preliminary data could be available by the end of 2006. Approximately 600 study sites worldwide are expected to enroll patients.

As part of this SPA agreement, CV Therapeutics also has committed to perform a separate clinical evaluation of higher doses of Ranexa to support potential use as first-line therapy for chronic angina. While discussions with FDA are still ongoing, the company’s goal is to complete as small and focused a study as possible prior to the completion of MERLIN.

“There is a tremendous need for new approaches to deal with the growing patient population with ischemic heart disease. MERLIN should help us understand if ranolazine could offer benefits to this population both in the hospital, and as long-term therapy following discharge,” said Dr. Braunwald, Hersey Distinguished Professor of Theory and Practice of Medicine, Harvard Medical School, and chairman of the TIMI Study Group.

Chronic angina is a serious and debilitating heart condition, usually associated with coronary artery disease and marked by repeated and sometimes unpredictable attacks of chest pain. It affects approximately 6.8 million people in the United States. If approved, Ranexa would represent the first new class of anti-anginal therapy in the United States in more than 25 years.

Acute coronary syndromes are a major cause of emergency medical care and hospitalization, with approximately 1.7 million hospital discharges in the U.S. in 2001. ACS is an umbrella term for a number of cardiovascular conditions associated with myocardial ischemia, including unstable angina and heart attacks which do not result in an elevation of the ST segment, as seen on the electrocardiogram.

Study Details

Within 48 hours of the onset of angina due to ACS, eligible hospitalized patients will be enrolled in the study and randomized to receive intravenous Ranexa or placebo, followed by long-term outpatient treatment with oral Ranexa or placebo. All patients also will receive standard therapy during both hospital-based and outpatient treatment. The oral doses of Ranexa to be used in MERLIN have been studied in previous Phase 3 clinical trials.

In addition to performing periodic safety assessments, an independent data safety monitoring board overseeing MERLIN will conduct a blinded interim efficacy analysis,

based on the endpoint of cardiovascular death, which is anticipated to occur after approximately half of the specified cardiovascular events have been observed. A p-value of 0.001 would be required to stop the study early at the time of the interim efficacy analysis. The company believes it would be unlikely for an outcomes study such as MERLIN to achieve this p-value with only approximately half of the patients enrolled, and so it does not expect the study to be stopped at the time of the interim efficacy analysis.

A blinded interim assessment of sample size also will occur, which will permit the overall study size to expand to approximately 6,500 patients, if the overall mortality rate needed to complete the study is significantly lower than anticipated.

The SPA process creates a binding written agreement between the sponsoring company and the FDA concerning clinical trial design, clinical endpoints, study conduct, data analysis and other clinical trial issues. It is intended to provide assurance that if pre-specified trial results are achieved, they may serve as the primary basis for an efficacy claim in support of a new drug application (NDA). In general, these assessments are considered binding on the FDA as well as the sponsor unless public health concerns unrecognized at the time the SPA is entered into become evident or other new scientific concerns regarding product safety or efficacy arise.

Company management will webcast a conference call on Thursday, July 29, 2004 at 5:30 p.m. EDT, 2:30 p.m. PDT, on the Company’s website. To access the live webcast, please log on to the Company’s website at www.cvt.com and go to the Investor Information section. Alternatively, domestic callers may participate in the conference call by dialing (888) 370-6121, and international callers may participate in the conference call by dialing (706) 679-7163. Webcast and telephone replays of the conference call will be available approximately two hours after the completion of the call. Domestic callers can access the replay by dialing (800) 642-1687, and international callers can access the replay by dialing (706) 645-9291; the PIN access number is 8816703.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases. CV Therapeutics currently has four compounds in clinical development. CV Therapeutics has received an approvable letter from the FDA relating to its NDA for Ranexa for the potential treatment of chronic angina, and has submitted an application for the approval of ranolazine for the potential treatment of chronic angina to the European Medicines Agency. Regadenoson, a selective A2A-adenosine receptor agonist, is being developed for potential use as a pharmacologic stress agent in cardiac perfusion imaging studies. Tecadenoson, an A1-adenosine receptor agonist, is being developed for the potential reduction of rapid heart rate during atrial arrhythmias. Adentri™, an A1-adenosine receptor antagonist for the potential treatment of heart failure, is being developed by Biogen Idec Inc. For more information, please visit CV Therapeutics’ website at www.cvt.com.

CV Therapeutics is a development-stage company. None of the Company’s products have been approved for marketing by the FDA or any foreign regulatory authorities. Any products of the Company discussed here are currently under investigation in clinical trials subject to United States Investigational New Drug applications, and as applicable, appropriate clinical trial applications to regulatory authorities outside the United States.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to development, regulatory review, and commercialization of the company’s products, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, early stage of development; regulatory review and approval of our products; the conduct and timing of clinical trials; the dependence on collaborative and licensing agreements; commercialization of our products; and other risks detailed from time to time in CVT’s SEC reports, including its most recent Annual Report on Form 10-K, and its most recent Quarterly Report on Form 10-Q. CVT disclaims any intent or obligation to update these forward-looking statements.

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